EXHIBIT 10.23

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of December 15, 2004 (the “Effective Date”) by and between Targacept, Inc., a Delaware corporation with offices at 200 East First Street, Suite 300, Winston-Salem, North Carolina 27101-4165 (“Targacept”), and THE STANLEY MEDICAL RESEARCH INSTITUTE, a nonprofit organization with offices at 5430 Grosvenor Lane, Suite 200, Bethesda, Maryland 20814 (“SMRI”).

RECITALS

WHEREAS, Targacept is a leader in the discovery and development of small molecule drugs that selectively target neuronal nicotinic acetylcholine receptors to treat diseases and disorders of the central nervous system, including schizophrenia;

WHEREAS, SMRI is the world’s leading nonprofit organization that supports research on the causes and treatment of schizophrenia and bipolar disorder, through its own laboratory and support of researchers worldwide; and

WHEREAS, SMRI desires to support the further development and commercialization of the Compound (as defined below) in order to accelerate the introduction of a novel therapy for the benefit of schizophrenia patients worldwide.

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, either by (i) possession, directly or indirectly through one or more subsidiaries, of the power to direct the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly through one or more subsidiaries, of more than 50% of the voting securities or other ownership interests of such Person.

1.2 “Applicable Rate” shall mean **** percent (****%) per annum, compounded annually as of each December 31 until paid.

1.3 “Compound” shall mean the compound known by Targacept as TC-1827 and its salts.

1.4 “Confidential Information” shall mean all information disclosed by one party to the other (or to the DAC) hereunder (including, without limitation, manufacturing, marketing, financial, personnel, scientific and other business information and plans and the material terms of this Agreement) in whatever form, whether oral, written, graphic, electronic or otherwise. For the avoidance of doubt, all Targacept Proprietary Information disclosed to SMRI or to the DAC and all information disclosed by Targacept in furtherance of, or pursuant to, SMRI’s quarterly trial reporting system shall constitute Confidential Information of Targacept.

1.5 “Development Advisory Committee” or “DAC” shall mean the committee formed pursuant to Section 3.1.

1.6 “Development Plan” shall mean a plan (including a corresponding budget) for conducting the Development Program that is prepared by Targacept on an annual basis during the Development Term, as may be amended from time to time by Targacept pursuant to Section 2.2.

1.7 “Development Program” shall mean a Phase I clinical development program and a single Phase II clinical trial of the Compound and all non-clinical research activities with respect to the Compound necessary to initiate, conduct and complete such clinical development during the Development Term.

1.8 “Development Program Inventions” shall mean, collectively, (i) all inventions, improvements and discoveries, whether or not patentable, made, conceived or first reduced to practice in the conduct of work conducted in the Development Program that is actually funded by SMRI hereunder, if any, whether solely by employees of SMRI, solely by employees or contractors of Targacept or jointly by employees of SMRI and employees or contractors of Targacept and (ii) all patents, patent applications and copyrights that claim or cover such inventions, improvements or discoveries. For the avoidance of doubt, Development Program Results shall not constitute Development Program Inventions.

1.9 “Development Program Results” shall mean all data and results generated from work conducted in the Development Program that is actually funded by SMRI hereunder.

1.10 “Development Term” shall mean the earlier of (i) completion of the Phase II clinical trial of the Compound included in the Development Program or (ii) the fifth anniversary of the Effective Date, as may be extended for additional, consecutive one (1) year periods by written agreement of the parties.

1.11 “Disclosing Party” shall mean a party disclosing its Confidential Information to a Receiving Party.

1.12 “FDA” shall mean the United States Food and Drug Administration.

1.13 “First Commercial Sale” shall mean the first sale for use or consumption of the Targacept Product after Regulatory Approval has been obtained in any jurisdiction, provided that sale to any of Targacept’s Affiliates or Licensees shall not constitute the First Commercial Sale unless the Affiliate or Licensee is the end user of the Targacept Product.

1.14 “First Maximum” shall have the meaning provided in Section 4.2(c)(i).

1.15 “Fourth Maximum” shall have the meaning set forth in Section 4.2(c)(iv).

1.16 “Licensee” shall mean any Third Party that has obtained a license from Targacept to sell the Targacept Product.

1.17 “License Grant” shall, as used in Section 6.2, mean an exclusive license (with the right to grant sublicenses) under Targacept Proprietary Information that (i) Targacept owns or licenses (with the right to further sublicense) as of the date of grant, except that such license would be non-exclusive with respect to Targacept Proprietary Information that are not patent rights, and (ii) is necessary to develop, make, use, sell, offer for sale or import the Compound in the United States, Europe or Japan, as the case may be, to develop, make, use, sell, offer for sale and import the Compound in the United States, Europe or Japan, as the case may be.

1.18 “Net Sales” shall mean the excess of (i) the amount invoiced for the sale of the Targacept Product by Targacept or any of its Affiliates or Licensees, as applicable, to Third Parties that are not Affiliates, licensees or sublicensees of the selling party, unless such Affiliates, licensees or sublicensees are the end users of the Targacept Product in which case the amount billed therefor shall be deemed to be the amount that would be invoiced to a Third Party in an arms’ length transaction, over (ii) the sum of the following:

(a) cash or quantity discounts allowed;

(b) credits, refunds and allowances for returns, rejections and recalls;

(c) charges for freight, insurance and transportation specifically included in the amount invoiced;

(d) sales and use taxes, duties or other governmental tariffs and other similar taxes incurred; and

(e) accruals for estimated wholesaler chargebacks, contract rebates and bid rebates and Medicaid and other similar government mandated rebates, all of which shall be determined in accordance with Targacept’s standard accounting methods.

1.19 “Note” shall mean a convertible promissory note in the form attached hereto as Exhibit A.

1.20 “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.21 “Receiving Party” shall mean a party receiving from a Disclosing Party its Confidential Information.

1.22 “Regulatory Approval” shall mean, collectively, any and all approvals (including price and reimbursement approvals, as applicable), licenses, registrations, or authorizations of the United States or European Union or any country, federal, state or local regulatory agency, department, bureau or other government entity that are necessary for the use, storage, import, transport and sale of the Targacept Product in a particular jurisdiction.

1.23 “Royalty Term” shall mean the period commencing with the First Commercial Sale and ending at such time as Targacept’s payment obligations under Section 4.2 have terminated pursuant to Section 4.2(c).

1.24 “Second Maximum” shall have the meaning provided in Section 4.2(c)(ii).

1.25 “SMRI Indemnitee” shall mean any of SMRI, its Affiliates and their respective directors, officers, employees and agents (including, without limitation, the SMRI Development Advisory Committee representative).

1.26 “Strategic Alliance” shall mean an agreement entered into by Targacept with a Third Party (i) with respect to the development of the Compound, but excluding an agreement with a Third Party solely with respect to the manufacturing, sale or promotion of the Compound or the Targacept Product, or (ii) for the transfer or sale of all or substantially all of the business of Targacept to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise.

1.27 “Targacept Background Proprietary Information” means, collectively, the Compound and all: (i) issued patents and pending patent applications as of the Effective Date that are owned or controlled by Targacept or any of its Affiliates that claim or cover the composition of, a pharmaceutical composition of, a method of use of or a manufacturing process for the Compound, and all reexaminations, reissues, revisions, substitutes, renewals or extensions thereof; (ii) patents that issue after the Effective Date from the pending patent applications referenced in clause (i); (iii) other United States and foreign patents that issue after the Effective Date from patent applications that claim priority to the issued patents and pending patent applications referenced in clause (i), including, without limitation, continuation applications, continuation-in-part applications, divisional applications, substitute applications, reissue applications or requests for examination and foreign applications of any of the foregoing; and (iv) trade secrets, processes, formulae, specifications, synthesis information, synthesis pathways, data, files, preclinical and clinical research results, derivatives, improvements, inventions and techniques of Targacept or any of its Affiliates in existence as of the Effective Date.

1.28 “Targacept Foreground Proprietary Information” means, collectively, all trade secrets, processes, formulae, specifications, synthesis information, synthesis pathways, data, files, preclinical and clinical research results, derivatives, improvements, inventions and techniques, whether or not patentable, made, conceived, learned or first reduced to practice after the Effective Date by, on behalf of or for the benefit of Targacept or any of its Affiliates or Licensees, and all patents, patent applications, trademarks (whether or not registered), copyrights and other intellectual property rights in connection therewith; provided that Development Program Inventions and Development Program Results shall not constitute Targacept Foreground Proprietary Information.

1.29 “Targacept Product” shall mean the product, if any, that (i) contains the Compound, (ii) receives Regulatory Approval in any jurisdiction and (iii) is commercialized by Targacept or any of its Affiliates or Licensees, including all formulations and modes of administration thereof.

1.30 “Targacept Proprietary Information” means, collectively, Targacept Background Proprietary Information and Targacept Foreground Proprietary Information.

1.31 “Term” shall mean the term of this Agreement.

1.32 “Third Maximum” shall have the meaning set forth in Section 4.2(c)(iii).

1.33 “Third Party” shall mean any Person other than SMRI, Targacept or an Affiliate of SMRI or Targacept.

2. DEVELOPMENT PROGRAM.

2.1 Development Program. During the Development Term, Targacept shall use commercially reasonable efforts to conduct the Development Program in accordance with the Development Plan and the terms of this Agreement. The initial Development Plan will be completed by Targacept and presented to the DAC within sixty (60) days of the Effective Date.

2.2 Amendments to the Development Plan. Targacept may amend the Development Plan from time to time in its sole discretion. If any such amendment to the Development Plan would significantly reduce funding for development of the Compound or significantly extend the timeline for development of the Compound, Targacept shall, prior to finalizing the proposed amendment, provide the proposed amendment to the members of the DAC and to SMRI, and the DAC and SMRI shall have fifteen (15) days to review and provide Targacept comments on such proposed amendment. Targacept shall consider any such input in good faith when finalizing such amendment and shall distribute the finalized amendment to the DAC and SMRI. In the event that SMRI reasonably believes that the finalized amendment will have a material adverse effect on the development of the Compound, SMRI may notify the DAC and Targacept in writing of such belief, which notice shall include the basis for such belief in reasonable detail, provided that such notice is given within five (5) days of receipt of the final amendment. Within five (5) days after such notice from SMRI (or such longer period as agreed by Targacept and SMRI), each member of the DAC shall provide notice in writing to Targacept if he or she rejects the final amendment as proposed. If a majority of the members of the DAC reject the amendment as proposed, SMRI shall have the right to terminate this Agreement pursuant to Section 10.4(a); provided, if SMRI does not terminate this Agreement pursuant to Section 10.4(a), the proposed amendment shall take effect and this Agreement shall continue in full force and effect.

2.3 Clinical Trials. Targacept shall register each clinical trial to be conducted pursuant to the Development Program with (i) SMRI’s quarterly trial reporting system and (ii) if and to the extent required by law, with the FDA’s www.ClinicalTrial.gov website.

3. GOVERNANCE.

3.1 Development Advisory Committee. Promptly after the Effective Date, the parties will form a Development Advisory Committee comprised of two appointees of Targacept, who shall initially be **** and ****, one appointee of SMRI, who shall initially be ****, and two other individuals with particular experience in the development of schizophrenia therapeutics mutually agreed upon by Targacept and SMRI. The parties contemplate that these two other individuals would be identified within forty-five (45) days after the Effective Date. One (1) member of the DAC shall be selected by Targacept to act as the chairperson of the DAC, and Targacept may replace the chairperson from time to time. The DAC shall review the data and activities of the Development Program and monitor the progress of development in relation to the Development Plan. The DAC shall meet on a semi-annual basis or at such other frequency as it may determine to be appropriate, which meetings may be by conference telephone, videoconference or other similar equipment. The DAC shall agree upon the time and place of DAC meetings. A reasonable number of additional representatives of a party may attend meetings of the DAC. Targacept shall reimburse the member of the DAC appointed by SMRI for all reasonable costs and expenses (including travel and lodging expenses) incurred by him or her to attend DAC meetings, subject to receipt of supporting documentation reasonably acceptable to Targacept.

3.2 Information and Reports. Except as otherwise provided in this Agreement, Targacept will make available and disclose to SMRI and each member of the DAC all Development Program Results prior to and in preparation for DAC meetings.

4. FEES AND PAYMENTS.

4.1 Funding.

(a) Concurrently with the execution of this Agreement, SMRI shall, in support of the Development Program, loan $1,250,000 to Targacept pursuant to the terms set forth in the Note. In connection with the issuance of the Note by Targacept, SMRI hereby makes the representations and warranties set forth on Exhibit B to Targacept.

(b) Subject to the terms and conditions set forth herein, SMRI shall, in support of the Development Program, pay to Targacept each of the following amounts in cash if and promptly at the time the corresponding event occurs:

Event	Amount
****	$	****

****	$	****

****	$	****

****	$	****

(c) All amounts paid to Targacept by SMRI under this Section 4.1 shall be spent in support of the Development Program.

4.2 Royalty Payments.

(a) Royalty Payments by Targacept. In consideration for SMRI’s license and grant of rights to Targacept under Section 6.1(c) and SMRI’s covenants and obligations hereunder, Targacept shall, subject to Sections 4.2(c) and 10, pay to SMRI during the Royalty Term, a royalty equal to the sum of ****.

Aggregate calendar year annual Net Sales	Royalty %
Up to $****	****%

After $**** – and up to $****	****%

After $****	****%

Royalties on Net Sales would be calculated based on the rate applicable to year-to-date sales and paid quarterly.

(b) Sublicensee Payments. If, prior to the end of the Term, Targacept sublicenses to a Third Party rights to any Development Program Invention that Targacept licenses from SMRI pursuant to Section 6.1(b), Targacept shall pay to SMRI ****% of any cash fees or other payments actually received by Targacept from such Third Party for such sublicense, excluding (i) royalties on the sale of the Targacept Product, (ii) amounts specifically allocated to research and development for, or to the manufacture or supply of, the Compound or the Targacept Product, (iii) amounts that Targacept is required to repay (e.g., a loan), and (iv) amounts received in exchange for securities of Targacept.

(c) Maximum Payment Amount.

(i) In the event that, at any time on or prior to the **** anniversary of the Effective Date, Targacept makes payments to SMRI under this Section 4.2 at least equal to the total amount SMRI has theretofore paid to Targacept under Section 4.1(b), if any, plus interest on such amount at the Applicable Rate (the “First Maximum”), Targacept’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate. At any time prior to the **** anniversary of the Effective Date, Targacept may make a lump sum cash payment to SMRI equaling the amount by which the First Maximum exceeds the total amount theretofore paid to SMRI under this Section 4.2 and, upon receipt of such payment by SMRI, Targacept’s obligation to make payments to SMRI pursuant to this Section 4.2 shall terminate.

(ii) In the event that, at any time after the **** anniversary of the Effective Date and on or prior to the **** anniversary of the Effective Date, Targacept makes total payments to SMRI under this Section 4.2 of ****% of the total amount SMRI has theretofore paid to Targacept under Section 4.1(b) (the “Second Maximum”), Targacept’s obligation to make payments to SMRI pursuant to this Section 4.2 shall, if not previously terminated, terminate. At any time after the **** anniversary of the Effective Date and on or prior to the **** anniversary of the Effective Date, Targacept shall be entitled to make a lump sum cash payment to SMRI equaling the amount by which the Second Maximum exceeds the total amount theretofore paid to SMRI under this Section 4.2 and, upon receipt of such payment by SMRI, Targacept’s obligation to make payments to SMRI pursuant to this Section 4.2 shall, if not previously terminated, terminate.

(iii) In the event that, at any time after the **** anniversary of the Effective Date and on or prior to the **** anniversary of the Effective Date, Targacept makes total payments to SMRI under this Section 4.2 of ****% of the total amount SMRI has theretofore paid to Targacept under Section 4.1(b) (the “Third Maximum”), Targacept’s obligation to make payments to SMRI pursuant to this Section 4.2 shall, if not previously terminated, terminate. At any time after the **** anniversary of the Effective Date and on or prior to the **** anniversary of the Effective Date, Targacept shall be entitled to make a lump sum cash payment to SMRI equaling the amount by which the Third Maximum exceeds the total amount theretofore paid to SMRI under this Section 4.2 and, upon receipt of such payment by SMRI, Targacept’s obligation to make payments to SMRI pursuant to this Section 4.2 shall, if not previously terminated, terminate.

(iv) In the event that, at any time after the **** anniversary of the Effective Date, Targacept makes total payments to SMRI under this Section 4.2 of ****% of the total amount SMRI has theretofore paid to Targacept under Section 4.1(b) (the “Fourth Maximum”),

Targacept’s obligation to make payments to SMRI pursuant to this Section 4.2 shall, if not previously terminated, terminate. At any time after the **** anniversary of the Effective Date, Targacept shall be entitled to make a lump sum cash payment to SMRI equaling the amount by which the Fourth Maximum exceeds the total amount theretofore paid to SMRI under this Section 4.2 and, upon receipt of such payment by SMRI, Targacept’s obligation to make payments to SMRI pursuant to this Section 4.2 shall, if not previously terminated, terminate.

5. PAYMENTS; RECORDS; AUDITS.

5.1 Payment; Reports. Payments due under Section 4.2 and reports for the sale of the Targacept Product by Targacept and its Affiliates or Licensees shall be calculated and reported for each calendar quarter. All payments due to SMRI under Section 4.2 shall be paid within sixty (60) days (or, in the event Targacept has a Licensee, ninety (90) days) after the end of each calendar quarter. Each payment shall be accompanied by a report of Net Sales in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation, the number of units of the Targacept Product sold by Targacept and its Affiliates or Licensees, the gross sales and Net Sales of the Targacept Product sold by Targacept and its Affiliates or Licensees in U.S. dollars, the exchange rates used, and any other information necessary to determine the amount of royalties and sublicensee payments due under Section 4.2. Targacept will keep complete and accurate records pertaining to such calculation to permit SMRI to confirm the accuracy of payments due hereunder. Targacept shall pay SMRI interest at the Applicable Rate on any past due payments pursuant to Sections 4.2(a) or 4.2(b) that are not paid by Targacept to SMRI within thirty (30) days after receipt of written demand therefor from SMRI.

5.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be made in U.S. dollars. With respect to amounts payable with respect to Net Sales in any calendar quarter denominated other than in U.S. dollars, if such Net Sales are made by (i) Targacept or any of its Affiliates, conversion shall be made based on the average of the daily rates of exchange for the currency of the country from which payments are payable, as published by The Wall Street Journal, Eastern U.S. Edition, during the calendar quarter for which a payment is due, or (ii) a Licensee, conversion shall be made based on the same exchange rate that is used to convert royalty payments by Licensee to Targacept into U.S. dollars or, if none, as provided in clause (i). All payments owed to SMRI under this Agreement shall be made by wire transfer to a bank and account designated in writing by SMRI, unless otherwise specified by SMRI.

5.3 Records and Audits. SMRI shall have the right to have an independent certified public accountant inspect the books and records of Targacept and/or its Affiliates (i) no more than once per fiscal year, (ii) upon thirty (30) days prior written notice, (iii) during usual business hours and (iv) only to the limited extent necessary to verify the completeness and accuracy of the records and payments made under this Agreement. Such examination with respect to any calendar quarter shall not take place later than two (2) years following the end of such calendar quarter. The accountant shall inform SMRI only if there has been an underpayment or an overpayment or misappropriation of payments, and if so, the amount thereof. The expense of any such inspection shall be borne by SMRI; provided, however, that if the inspection discloses an underpayment in excess of ten percent (10%) then Targacept shall pay the reasonable out-of-pocket costs to conduct such audit.

5.4 Withholding of Taxes. Any withholding of taxes levied by tax authorities outside the United States on payments hereunder shall be borne by the party receiving such payment and deducted by the party making such payment from the sums otherwise payable by it hereunder for payment to the proper tax authorities. The parties agree to cooperate with each other in the event a party claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents that are available without undue effort or expense.

5.5 Exchange and Royalty Rate Controls. If at any time legal restrictions prevent the prompt remittance of part or all royalties on Net Sales in any country where the Targacept Product is sold, payment shall be made through such lawful means or methods as Targacept may determine. When in any country legal restrictions prohibit both the transmittal and deposit of royalties on Net Sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect, and, as soon as such prohibition ceases to be in effect, all royalties that would have been obligated to have been transmitted or deposited, but for the prohibition, shall forthwith be deposited or transmitted promptly, to the extent allowable. If any royalty rate specified in this Agreement shall exceed the maximum lawful rate established in any country, the royalty rate applicable to Net Sales in such country shall automatically be reduced to the maximum lawful rate.

6. INTELLECTUAL PROPERTY RIGHTS; CLINICAL TRIAL RESULTS.

6.1 Intellectual Property; Results.

(a) SMRI hereby acknowledges and agrees that, as between the parties, Targacept owns all right, title and interest in and to all Targacept Proprietary Information and that, except to the extent expressly provided herein, no right or license in any of the Targacept Proprietary Information is granted to SMRI hereunder.

(b) Targacept agrees to use commercially reasonable efforts to cause any principal investigator or institution with which it contracts to conduct work in the Development Program to assign to Targacept all ownership rights in Development Program Inventions and Development Program Results. Targacept shall notify SMRI promptly in writing of each Development Program Invention that it owns, if any, and any other information reasonably requested pertaining thereto. Subject to Sections 6.1(c) and 10.6, Targacept hereby assigns to SMRI all of its right, title and interest to each Development Program Invention and all Development Program Results that it owns, if any.

(c) SMRI hereby grants to Targacept a perpetual, irrevocable, worldwide exclusive license (with the right to sublicense) to any and all Development Program Inventions (including, without limitation, those assigned to SMRI by Targacept) for all purposes. In addition, SMRI expressly agrees that Targacept may use, disclose and reference any and all such Development Program Results in any manner whatsoever and that such rights are perpetual and irrevocable. Notwithstanding the foregoing, SMRI reserves the right to use such Development Program Inventions and Development Program Results only for its own internal, non-profit, non-commercial, administrative purposes or as expressly permitted by Section 8.5 and for no other purposes whatsoever.

6.2 Conditional License to SMRI.

(a) If Targacept has definitively decided to terminate all efforts to commercialize the Compound in any of the United States, Europe or Japan for any reason other than scientific reasons, including termination of (i) its own research, development and commercialization activities in such jurisdiction, (ii) the research, development and commercialization activities of any Affiliate in such jurisdiction, Licensee or transferee or (iii) its efforts, if applicable, to identify any Licensee or transferee of rights to the Compound in such jurisdiction, Targacept shall use commercially reasonable efforts to notify SMRI in writing of such pending termination. If SMRI notifies Targacept in writing within sixty (60) days after the date that such notice is given by Targacept that it is interested in obtaining rights to develop and commercialize the Compound in such jurisdiction and has the resources, either itself or together with a Third Party, to diligently develop and commercialize the Compound in such jurisdiction, then Targacept will use commercially reasonable efforts to negotiate in good faith with SMRI for a period of sixty (60) days (or such longer period as agreed in writing by the parties) for the License Grant in such jurisdiction. For the avoidance of doubt, a deferral, temporary suspension or postponement of development or commercialization efforts by Targacept with respect to the Compound shall not constitute a termination of all efforts under this Section 6.2(a).

(b) If the parties do enter into an agreement providing for the License Grant following good faith negotiation pursuant to Section 6.2(a), then, to the extent the following items are within Targacept’s reasonable control and can be provided without breach of any obligation to or agreement with any Third Party, Targacept shall provide SMRI with copies of all preclinical and clinical data and study results, INDs (investigational new drug application(s) filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto) and other regulatory filings, studies, information and materials relating to the development and commercialization of the Compound generated by or on behalf of Targacept (including pharmacology, toxicology, formulation, and stability studies).

(c) If SMRI does not provide notice of its interest to Targacept within the first sixty (60) day period specified under Section 6.2(a), or if SMRI does provide such notice within such period, but the parties do not enter into an agreement providing for the License Grant within the negotiation period specified in Section 6.2(a), then Targacept shall have no further obligations, and SMRI shall have no further rights, under this Section 6.2.

6.3 Patent Abandonment. Prior to Targacept abandoning any patent or patent application in the United States that constitutes a Development Program Invention (including abandonment for failure to pay any required fees), other than in the ordinary course of patent prosecution or related strategy, Targacept shall use commercially reasonable efforts to notify SMRI in writing of such pending abandonment, whereupon SMRI shall have the right and opportunity, upon written notice to Targacept provided within thirty (30) days after such notice from Targacept, to take title to the applicable patent or patent application and to maintain the issued patent or continue the prosecution of the patent application at SMRI’s own expense; provided, however, that: (i) at such time as SMRI first exercises its rights under this Section 6.3 with respect to any patent or patent application, upon the request of Targacept, SMRI shall be deemed to have granted to Targacept (A) a non-exclusive, irrevocable, royalty-free, non-sublicensable and non-transferable (except as permitted by Section 12.7) right to practice such patent or patent application for Targacept’s own internal non-commercial uses and (B) subject to SMRI’s right to practice the patent or patent application (and any and all Development Program Inventions claimed in such patent or patent application) for its own internal research purposes, the first right to negotiate with SMRI, in good faith, the terms of an exclusive license to develop and commercialize any and all Development Program Inventions claimed in such patent or patent application; and (ii) if SMRI and Targacept do not enter into a written exclusive license agreement within ninety (90) days following SMRI’s notice to take title to the patent or patent application, SMRI shall be free to negotiate with, and license the rights to develop and commercialize any and all Development Program Inventions claimed in such patent or patent application to, Third Parties.

6.4 Patent Prosecution. The filing and prosecution of all United States and foreign patent applications and maintenance of all United States and foreign patents that constitute Development Program Inventions shall be the responsibility of Targacept at its sole expense. SMRI agrees to promptly provide to Targacept such assistance, information and executed documents needed to facilitate the prosecution, issuance and maintenance of Development Program Inventions as Targacept may reasonably request and Targacept shall reimburse SMRI for reasonable out-of-pocket expenses actually incurred to provide such assistance, information and documents, subject to received of itemized statements and other appropriate supporting documentation.

6.5 Patent Infringements.

(a) The parties shall inform each other promptly, in writing, of any alleged infringement of a Development Program Invention and any available evidence thereof; provided that no such obligation shall arise in circumstances in which a party learns of an alleged infringement while under a confidentiality obligation to the alleged infringer that was entered into in good faith prior to such party learning of the alleged infringement. Neither party will settle or compromise any claim or action in a manner that imposes any restrictions or obligations on the other party without such other party’s written consent, which shall not be unreasonably withheld.

(b) Targacept shall have the first right, but shall not be obligated, to prosecute at its own expense any such infringement of a Development Program Invention and, in furtherance of such right, SMRI hereby agrees that Targacept may join SMRI as a party plaintiff in any such suit, without expense to SMRI. The total cost of any such infringement action commenced solely by Targacept shall be borne by Targacept, and Targacept shall keep any recovery or damages for past infringement derived therefrom. Subject to Section 6.5(a), Targacept shall be entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal or otherwise.

(c) If within six (6) months after having been notified of any alleged infringement of a Development Program Invention, Targacept shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Targacept shall notify SMRI at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, SMRI shall have the right, but shall not be obligated, to prosecute at its own expense the infringement of such Development Program Invention. The total cost of any such infringement action commenced solely by SMRI will be borne by SMRI, and SMRI will keep any recovery or damages for past infringement derived therefrom. Subject to Section 6.5(a), SMRI shall be entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal or otherwise.

(d) In the event that a declaratory judgment action alleging invalidity or noninfringement of a Development Program Invention shall be brought against SMRI, Targacept at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense. In such event, Targacept shall keep any recovery or damages derived therefrom or from any counterclaims asserted therein.

(e) In any infringement suit instituted, or declaratory action defended, by either party to enforce or protect a Development Program Invention, the other party hereto shall, at the request and expense of the party initiating or defending such suit, cooperate in all respects and, to the extent practicable, allow its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Representations and Warranties. Each party represents to the other that, as of the Effective Date:

(a) it is duly organized and validly existing under the laws of its state of incorporation or formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf is duly authorized to do so;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms, except that: (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability; and

(d) its execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound or violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Disclaimers.

(a) Except as specifically set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATIONS AND WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

(b) Without limiting the generality of Section 7.2(a), TARGACEPT EXPRESSLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (i) THE SUCCESS OF THE DEVELOPMENT PROGRAM AND (ii) THE SAFETY, EFFICACY, USEFULNESS OR SUCCESSFUL COMMERCIALIZATION OF THE COMPOUND OR THE TARGACEPT PRODUCT.

8. CONFIDENTIALITY; PUBLICATION.

8.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for ten (10) years thereafter, the Receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose (other than as expressly provided for in this Agreement) any Confidential Information of the other party. Each Receiving Party may use Confidential Information of the Disclosing Party only to accomplish the purposes of this Agreement. Each Receiving Party will use at least the same standard of care (but not less than reasonable care) to protect the Confidential Information of the Disclosing Party as it uses to protect its own proprietary or confidential information and to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of its proprietary or confidential information. Each Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. For purposes of this Section 8 (except Section 8.5), Development Program Inventions and Development Program Results shall be deemed Confidential Information of Targacept disclosed to SMRI.

8.2 Exceptions. The obligations of confidentiality and non-use contained in Section 8.1 shall not apply to Confidential Information that:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available;

(b) is known by the Receiving Party at the time of receiving such information, other than under an obligation of confidentiality, as evidenced by its written records;

(c) is hereafter furnished to the Receiving Party by a Third Party without restriction on disclosure known to the Receiving Party;

(d) is independently developed by the Receiving Party without the aid, application or use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records; or

(e) is the subject of a written permission to disclose provided by the Disclosing Party.

8.3 Terms of Agreement. The parties agree that this Agreement and the terms hereof shall be considered Confidential Information of both parties. Notwithstanding the foregoing, either party may disclose such terms (i) to investors, lenders, potential investors or lenders, (ii) as required by applicable law or regulation and (iii) with respect to Targacept only, to bona fide potential Licensees.

8.4 Authorized Disclosure. Each Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such disclosure is reasonably necessary in connection with:

(a) regulatory filings;

(b) prosecuting or defending litigation;

(c) complying with applicable court orders or governmental regulations; or

(d) due diligence or similar investigations by Affiliates, licensees, employees, consultants, agents or other Third Parties who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 8.

Notwithstanding the foregoing, in the event a Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to this Section 8.4, it will seek to secure confidential treatment of such information at least as diligently as such party would use to protect its own Confidential Information. The parties will use commercially reasonable efforts to consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

8.5 Publications. SMRI may publish a summary of work conducted in the Development Program in SMRI’s annual reports and on SMRI’s website; provided that in no event shall SMRI publish such summary prior to the earliest of (i) such time as Targacept or its designee publishes the results of such work; (ii) **** (****) months after completion of such work; or (iii) receipt by SMRI of Targacept’s written consent to such publication. In no event shall SMRI disclose or use any Confidential Information of Targacept in such publication without Targacept’s prior written consent, which may not be unreasonably withheld; provided, however, that Targacept acknowledges that, in order to preserve its tax-exempt status, SMRI must be able to publish a summary of work performed under the Development Program and Targacept will work in good faith with SMRI to reach agreement upon the summary of such work to be published by SMRI and will not unreasonably withhold its consent to the inclusion of Confidential Information of Targacept contained in such summary. Targacept shall be free to publish papers regarding the Development Program without the prior written consent of SMRI and shall use commercially reasonable efforts to publicize SMRI’s monetary contribution to the Development Program in any such papers.

9. INDEMNIFICATION.

9.1 Indemnification. Targacept shall indemnify, defend and hold harmless each SMRI Indemnitee from and against any and all Third Party claims, actions, suits, proceedings, demands, liabilities, damages, losses, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) to the extent resulting directly from:

(a) Targacept’s breach of any of its representations, warranties, covenants or obligations under this Agreement;

(b) the gross negligence or willful misconduct of Targacept or any of its Affiliates in connection with Targacept’s performance of its obligations under this Agreement (including, without limitation, the conduct of the Development Program by Targacept); or

(c) personal injury (including death) suffered by any subject in a clinical trial conducted in the Development Program that is actually funded by SMRI hereunder if such injury is caused by the administration of the Compound;

provided that, notwithstanding the foregoing, Targacept shall have no obligations under this Section 9.1 with respect to any Third Party claim, action, suit, proceeding, demand, liability, damage, loss, cost, penalty, fine and expense that results, directly or indirectly, from the gross negligence or willful misconduct of any SMRI Indemnitee or the breach by SMRI of any of its representations, warranties, covenants or obligations under this Agreement.

9.2 Procedures for Indemnification. Promptly after receipt by an SMRI Indemnitee of notice of any Third Party claim, action, suit, proceeding or demand, such SMRI Indemnitee shall, if a claim under Section 9.1 in respect thereof is to be made against Targacept, deliver to Targacept written notice thereof, and Targacept shall have the right to assume and manage the defense thereof (and to pursue all claims available against Third Parties), including the right to select counsel and the right to settle, compromise or litigate with respect to any such Third Party claim, action, suit, proceeding or demand (but, in the case of settlement or compromise, only after obtaining SMRI’s prior written consent); provided, however, that Targacept shall not be required to obtain SMRI’s prior written consent to any proposed settlement or compromise that (i) includes a release of SMRI from any liability (monetary or otherwise) and (ii) does not include a waiver by SMRI of any of its rights or an admission by SMRI of any wrongdoing or guilt. Each SMRI Indemnitee shall have the right to employ counsel separate from counsel employed by Targacept, but the fees and expenses of such counsel shall be at the SMRI Indemnitee’s own expense.

9.3 Advance Payment of Expenses; Complete Indemnification. Subject to Section 9.2, the expenses of an SMRI Indemnitee incurred in defending a Third Party claim, action, suit or proceeding shall be paid by Targacept as they are incurred and in advance of the final disposition of such Third Party claim, action, suit or proceeding, upon receipt of an undertaking by or on behalf of the SMRI Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that such SMRI Indemnitee is not entitled to be indemnified by Targacept. All costs and expenses incurred by an SMRI Indemnitee directly in connection with enforcement of Section 9.1 also shall be reimbursed by Targacept if it is ultimately determined by a court of competent jurisdiction that Targacept has an obligation under Section 9.1 that it has not met.

9.4 Insurance. Targacept will maintain at its own expense, with a reputable insurance carrier, product liability insurance and comprehensive general liability insurance in an amount consistent with industry standards during the term of this Agreement. Targacept will, upon request, provide SMRI with a certificate of insurance evidencing such coverage.

10. TERM AND TERMINATION.

10.1 Term of the Agreement. The Term shall commence on the Effective Date and continue until such time as Targacept’s payment obligations under Section 4.2 have terminated pursuant to Section 4.2(c), unless earlier terminated pursuant to Section 10.2, 10.3, 10.4 or 10.5 or extended by mutual written agreement of the parties.

10.2 Termination by Mutual Agreement. The parties may at any time terminate this Agreement by mutual written agreement. The effective date of any such termination shall be the last day of the Term.

10.3 Termination by Targacept. Targacept may terminate this Agreement upon thirty (30) days prior written notice to SMRI in the event that Targacept enters into a Strategic Alliance. The effective date of any such termination shall be the last day of the Term.

10.4 Termination by SMRI.

(a) SMRI may terminate this Agreement upon thirty (30) days prior written notice to Targacept in the event that SMRI (i) disagrees with an amendment to the Development Plan proposed by Targacept that is rejected by a majority of the members of the DAC as contemplated by Section 2.2 or (ii) believes, in good faith and based on information provided by the DAC, that reasonable progress on the Development Program is not occurring in accordance with the

Development Plan. The effective date of any such termination shall be the last day of the Term. Prior to any termination under this Section 10.4(a), SMRI agrees to meet with the DAC and Targacept to discuss and implement improvements or refinements to the Development Program or Development Plan to provide comfort to SMRI, acting reasonably and in good faith, that reasonable progress will be made, in which case this Agreement shall not be so terminated.

(b) SMRI may terminate this Agreement with thirty (30) days prior written notice in the event that Targacept abandons the Development Program; provided that (i) SMRI shall have the right to apply future payments due under Section 4.1 to other schizophrenia-related research being conducted by Targacept if and as mutually agreed to by the parties in lieu of terminating this Agreement under this Section 10.4(b) and (ii) for the avoidance of doubt, a deferral, temporary suspension or postponement of activities under the Development Program shall not constitute abandonment under this Section 10.4(b).

10.5 Termination for Cause. Each party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the other upon the occurrence of either of the following:

(a) upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

(b) upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the sixty (60) day period following written notice of termination by the non-breaching party.

The effective date of any such termination shall be the last day of the Term.

10.6 Effect of Termination or Expiration; Surviving Obligations. Expiration or termination of this Agreement shall not affect any rights or obligations of either party accruing prior to such expiration or termination. Upon expiration or termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except that: (i) the terms of Sections 1, 5.3, 6.1, 6.4, 6.5, 7.2, 8, 9.1, 9.2, 9.3, 10.6, 11 and 12 shall survive any expiration or termination of this Agreement (provided that, except for the last sentence of Section 8.5, the survival of Section 8.5 shall apply only to a clinical trial conducted in the Development Program for which the first subject was enrolled and randomized prior to the effective date of such termination and no publication right of SMRI or obligation of Targacept shall attach to any clinical trial conducted in the Development Program for which the first subject was not enrolled and randomized prior to the effective date of such termination); and (ii) in addition, if this Agreement is terminated by Targacept under Section 10.3 or by SMRI under Section 10.4 or 10.5, the terms of Section 4.2, 5, 6.2, 6.3 and 9.4 shall also survive such termination until the last day of the Royalty Term. Upon expiration or termination of this Agreement or, if clause (ii) above is applicable, upon expiration of the Royalty Term, all right, title and interest in and to any and all Development Program Inventions and Development Program Results shall thereupon be assigned and conveyed to Targacept and SMRI shall promptly take all actions and execute all documents reasonably requested by Targacept in furtherance of the foregoing. Except as otherwise provided in this Section 10.6, each party shall, promptly after expiration or termination of this Agreement, return or dispose of any Confidential Information of the other party in accordance with the instructions of such other party.

11. GOVERNING LAW; DISPUTE RESOLUTION.

11.1 Governing Law. This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to contracts entered into or to be performed entirely within such state.

11.2 Dispute Resolution. Except with respect to matters for which injunctive relief is sought, in the event of any dispute, the parties shall refer such dispute to the Chief Executive Officer of Targacept and the Executive Director of SMRI for attempted resolution by good faith negotiations within sixty (60) days after such referral is made. During such period of good faith negotiations, any applicable time periods under this Agreement shall be tolled. In the event such executives are unable to resolve such dispute within such sixty (60) day period, the parties shall submit their dispute to binding arbitration to be held in Washington D.C., such arbitration to be conducted pursuant to the American Arbitration Association’s procedure rules applicable to commercial disputes then in effect. The award of the arbitrator shall include an award of reasonable attorneys’ fees and costs to the prevailing party.

11.3 Jurisdiction and Venue. Except as provided in Section 11.2, any claim or controversy arising out of or related to this Agreement or any breach hereof (including claims for injunctive relief) shall be adjudicated in the state and federal courts in Montgomery County having jurisdiction over disputes arising in the State of Maryland, and the parties hereby consent to the jurisdiction and venue of such courts.

12. General Provisions.

12.1 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mail, Federal Express or other nationally recognized overnight delivery service, addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed, as evidenced by the postmark at the point of mailing, or faxed.

All notices to SMRI shall be addressed as follows:	Stanley Medical Research Institute 5430 Grosvenor Lane, Suite 200 Bethesda, MD 20814 Attn: Dr. Michael Knable, DO Fax: (301) 571-0769

with a copy to:	Stanley Medical Research Institute 5430 Grosvenor Lane, Suite 200 Bethesda, MD 20814 Attn: Lori Keenan Fax: (301) 571-0769

All notices to Targacept shall be addressed as follows:	Targacept, Inc. 200 East First Street, Suite 300 Winston-Salem, NC 27101 Attn: Vice President, Business and Commercial Development Attn: Corporate Counsel Fax: (336) 480-2103

Any party may, by written notice to the other, designate a new address or fax number to which notices to the party giving the notice shall thereafter be mailed or faxed.

12.2 Force Majeure. No party shall be liable for any delay or failure of performance (other than payment obligations) to the extent such delay or failure is caused by circumstances beyond its reasonable control and that it is unable to prevent, provided that the party claiming excuse uses its commercially reasonable efforts to overcome the same.

12.3 Entirety of Agreement. This Agreement (and the exhibits attached hereto) embodies the entire, final and complete agreement and understanding between the parties and replaces and supersedes all prior discussions and agreements between them with respect to its subject matter. No modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each party.

12.4 Non-Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

12.5 Disclaimer of Agency or Partnership. Neither party is, or will be deemed to be, the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement. In addition, neither party shall be deemed to be a member of a partnership with the other party, nor shall SMRI be deemed to be a “Sponsor” (as defined by the FDA) of any clinical trial for the Targacept Product.

12.6 Severability. If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over either Targacept or SMRI deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the parties shall give effect to such severed provision in a manner that will render such provision valid without impairing the parties’ original intent.

12.7 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that (i) Targacept may assign this Agreement and its rights and obligations hereunder without SMRI’s consent to any of its Affiliates or in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise and (ii) SMRI may assign without Targacept’s consent only its right to receive payments under this Agreement to a taxable wholly owned subsidiary of SMRI. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any purported assignment that is not in accordance with this Section 12.7 shall be void and of no force or effect.

12.8 Headings. The headings contained in this Agreement are inserted for reference only and shall not be deemed a part of the text hereof.

12.9 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12.10 Counterparts. This Agreement may be executed in two counterparts (which may be exchanged by facsimile with full force and effect), each of which shall be an original and all of which shall constitute together the same document.

12.11 Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with applicable laws or regulations, no public announcement, news release, public statement or publication relating to the existence of this Agreement, or the terms hereof, will be made without the other party’s prior written approval, which approval shall not be unreasonably withheld. The parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release is made within forty-five (45) days of the Effective Date.

12.12 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement, except that Targacept shall reimburse the reasonable fees of and expenses of counsel for SMRI in connection with the negotiation, execution and delivery of this Agreement (not to exceed $**** in the aggregate without the prior written consent of Targacept).

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IN WITNESS WHEREOF, the parties hereto have duly executed this DEVELOPMENT AGREEMENT.

Targacept, Inc.

By:	/s/ J. Donald deBethizy
	Name:	J. Donald deBethizy
	Title:	President and Chief Executive Officer

The Stanley Medical Research Institute

By:	/s/ Michael Knable, D.O.
	Name:	Michael Knable, D.O.
	Title:	Executive Director

[SIGNATURE PAGE TO DEVELOPMENT AGREEMENT]

EXHIBIT A

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR HOLDER REASONABLY SATISFACTORY TO PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$1,250,000	December 15, 2004

For value received TARGACEPT, INC., a Delaware corporation (“Payor”), promises to pay to the order of THE STANLEY MEDICAL RESEARCH INSTITUTE or its assigns (“Holder”) the principal sum of $1,250,000, together with interest on the outstanding balance hereof at the rate of ten percent (10%) per annum, compounded annually as of each December 31 (beginning December 31, 2005) until paid. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1. This note (this “Note”) is issued pursuant to the terms of that certain Development Agreement between Holder and Payor (the “Agreement”) of even date herewith (the “Agreement Date”).

2. All payments of interest and principal shall be in lawful money of the United States of America and shall be made to Holder. All payments shall be applied first to accrued interest, and thereafter to principal.

3. In the event that Payor issues and sells shares of its common stock, $0.001 par value per share (the “Common Stock”), before January 1, 2007 (the “Maturity Date”) in a firm commitment underwritten public offering registered pursuant to the Securities Act of 1933, as amended (the “Initial Public Offering”), and, as of the date such Initial Public Offering is closed this Note has not been paid in full, the outstanding principal balance of this Note, together with interest hereon through the date such Initial Public Offering is closed, shall automatically convert in whole without any further action by Holder into shares of Payor’s Common Stock effective upon the closing of the Initial Public Offering at a conversion price equal to the price per share to the public of a share of Payor’s Common Stock in the Initial Public Offering (rounded to the nearest whole share). For the avoidance of doubt, no fractional share would be issued.

4. Unless this Note has been converted in accordance with the terms of Section 3 above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable in cash on the Maturity Date.

5. Payor may prepay this Note, in whole or in part and at any time, or from time to time, prior to the Maturity Date without the consent of Holder.

6. If there is an Event of Default (as defined below), Payor shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

7. If there shall be any Event of Default hereunder, upon the declaration of Holder, this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. From and after the occurrence of an Event of Default, this Note shall bear interest at the rate of fifteen percent (15%) per annum, compounded annually. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) Payor fails to pay any amount when due hereunder;

(b) Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors; or

(c) An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within sixty (60) days, under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

8. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

9. This Note shall be governed by construed and under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

10. The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due in connection with (a) indebtedness of Payor to banks, equipment lessors or other financial institutions and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

11. Any term of this Note may be amended or waived with the written consent of Payor and Holder.

Targacept, Inc.

By:

        Name:

        Title:

EXHIBIT B

SMRI REPRESENTATIONS AND WARRANTIES

1. Purchase for Own Account. SMRI is acquiring the Note and any securities issuable upon conversion of the Note (collectively, the “Securities”) (i) solely for its own account and beneficial interest for investment and not for resale or with a view to distribution of the Securities or any part thereof, (ii) has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and (iii) does not presently have reason to anticipate a change in such intention.

2. Investment Experience and Qualified Institutional Buyer/Accredited Investor Status. SMRI is a qualified institutional buyer as defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Without limiting the generality of the foregoing, SMRI has at least $100,000,000 invested in entities that it does not control, is not controlled by or is not under common control with. SMRI is an investor in securities of companies in the development stage and acknowledges that it is able to protect its own interests and bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities hereunder. SMRI believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities.

3. Restricted Securities. SMRI understands that the Securities are, or when issued, will be, restricted securities under the federal securities laws inasmuch as they are being acquired from Targacept in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, SMRI is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4. Further Limitations on Disposition. Without in any way limiting the representations set forth above, SMRI further represents, warrants and agrees that it will not make any disposition of all or any portion of the Securities unless:

(a) there is then in effect a registration statement under the Securities Act (a “Registration Statement”), covering such proposed disposition and such disposition is made in accordance with such Registration Statement;

(b) the disposition is made pursuant to Rule 144 or similar provisions of federal securities laws as in effect from time to time; or

(c) it shall have (i) notified Targacept of the proposed disposition and (ii) if requested by Targacept, furnished Targacept with an opinion of counsel, reasonably satisfactory to Targacept, that such disposition will not require registration of such Securities under the Securities Act.

5. Restrictive Legend. SMRI understands and agrees that all certificates evidencing the Securities may bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS (A) PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT OR (B) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES OR (C) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

6. “Stand-Off” Agreement. SMRI, if requested by Targacept or the managing underwriter of an offering by Targacept of Common Stock or other securities of Targacept pursuant to a Registration Statement, shall agree not to sell publicly or otherwise transfer or dispose of the Securities or any securities of Targacept held by SMRI for a specified period of time (not to exceed 180 days, except under circumstances in which all other current stockholders of Targacept are similarly restricted) following the effective date of such Registration Statement.